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                                                                      Exhibit 11


                          Merchants Capital Corporation
                        Computation of Earnings Per Share



                                                  December 31,
                                             1997               1996
                                          ----------          ----------
Net income for basic
  earnings per share                      $3,002,595          $2,626,273
                                          ==========          ==========
Net income for
  diluted earnings per
  share                                   $3,002,595          $2,626,273
                                          ==========          ==========


Weighted average shares
  outstanding for basic
  earnings per share                         742,651             742,651

Weighted average shares
  outstanding for
  diluted earnings per
  share                                      742,651             742,651

Basic earnings per share                  $     4.04          $     3.54

Diluted earnings per share                $     4.04          $     3.54





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